EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
CKE RESTAURANTS, INC.

AS AMENDED EFFECTIVE DECEMBER 9, 1997

ARTICLE I

Name

The name of the Corporation is CKE Restaurants, Inc.

ARTICLE II

Definitions

For purposes of this Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on the date hereof:

(A) “Beneficially Owns” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on January 1, 1994.

(B) “Board” means the Board of Directors of the Corporation.

(C) “Business Combination” shall have the meaning ascribed to it in Section 203(c)(3) of the Delaware General Corporation Law; provided, however, that for purposes hereof the term “interested stockholder” appearing therein shall have the meaning ascribed to it in Article II(D) hereof.

(D) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) Beneficially Owns 5% or more of the outstanding Voting Stock, or (2) is an Affiliate or Associate of the Corporation and Beneficially Owned 5% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, or (3) is an Affiliate or Associate of a Person described in (1) or (2) preceding; provided, however, that the term “Interested Stockholder” shall not include (i) any Person who (a) Beneficially Owned shares in excess of the 5% limitation set forth herein as of the first date upon which shares of Voting Stock of the Corporation are held of record or beneficially by more than one hundred (100) stockholders and continued to Beneficially Own shares in excess of such 5% limitation or would have Beneficially Owned such shares but for action by the Corporation or (b) acquired such shares from a Person described in (a) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (ii) any Person whose ownership of shares in excess of the 5% limitation set forth herein is the result of action taken solely by the Corporation, provided that such Parson shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock except as a result of further corporate action not caused, directly or indirectly, by such Person.  For the purpose of determining whether a Parson is an Interested Stockholder, (1) the Voting Stock deseed to be outstanding shall include stock deemed to be owned by the Person through application of Section 203(c)(3) of the Delaware General Corporation Law, except that the Voting Stock deemed to be outstanding shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, and (2) a Person engaged in business as an underwriter of securities shall not be deemed to own any Voting Stock acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(E) “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

ARTICLE III

Registered Office

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle and the name of its registered agent at that address is corporation Service Company.

ARTICLE IV

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE V

Authorized Capital Stock

SECTION 1. Number of Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock;” the total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share.”

SECTION 2. Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.  The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of Shares of such series, but not below the number of shares of such series than outstanding.  Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Preferred Stock then outstanding.

SECTION 3. Distributions Upon Liquidation.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment of provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution or resolutions creating such series and providing for the issuance of such shares, and no more, before any of the assets of the Corporation shall be divided among and paid to the holders of shares of Common Stock.  If, upon such dissolution, liquidation or winding up, the assets of the corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section 3.

ARTICLE VI

Annual Meetings of Stockholders

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation.  Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Call of Special Meetings of Stockholders

Special meetings of stockholders of the Corporation to any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution adopted by the Board of Directors or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other Person or Persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other Person or Persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the Person or Persons, in the manner, at the times and for the purposes so specified.

ARTICLE VIII

Number of Directors

SECTION 1. Number of Directors.  The number of directors that shall constitute the whole Board shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time.  Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specific number of directors by reason of dividend arrearages or other contingencies giving thee the right to do so, than and during such time as such right continues, (A) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the procedure sat forth in the resolution or resolutions of the Board creating such series and providing for the issuance of such shares and (B) each such additional director shall serve until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the resolution or resolutions of the Board creating such series of Preferred Stock and providing for the issuance of shares of such series, whichever occurs earlier.  Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

SECTION 2. Cumulative Voting.  Except as otherwise provided in this Certificate of Incorporation, all rights to vote and all voting power shall be exclusively vested in the Common Stock of the Corporation, and the holders thereof shall be entitled at all elections of directors to as many votes as shall equal the number of votes that (except for this provision as to cumulative voting) he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or say distribute them among the number to be voted for, or for any two or more of them as he or she may see fit, and to one vote for each share upon all other matters.

ARTICLE IX

Stockholder Action by Written Consent

Any election of directors or other action by the stockholders of the Corporation say be effected at an annual or special meeting of stockholder, and may not be effected by written consent without a meeting.

ARTICLE X

Election of Directors

SECTION 1. Classified Board.  Except to the extent otherwise provided in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III.  Such classes shall be as nearly equal in number of directors as reasonably possible.  Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected, provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting date next following the end of calendar year 1994, the directors first elected to Class II shall serve for a term ending on the second annual resting date next following the and of calendar year 1994, and the directors first elected to Class III shall serve for a term ending on the third annual meeting date next following the end of calendar year 1994.  The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified or shall otherwise be removed.

At each annual election, the directors chosen to succeed those terms then expiring shall be of the same class of the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the designated board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.  If a director dies, resigns or is removed, the director chosen to fill the vacant, directorship shall be of the same clime at the director he succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate such vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term or his prior death, resignation or removal.  If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof than in office, or by a sole remaining director so elected.

SECTION 2. Stockholder Nominees.  Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION 3. Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office only for cause at any time, and only by the affirmative vote of the holders of a majority of the shares of Voting Stock then outstanding.

ARTICLE XI

Business Combinations

SECTION 1. Vote Required for Certain Business Combinations.  In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of Common Stock or Preferred Stock, the approval or authorization of any Business Combination that has not bean approved in advance by at least 66-2/3% of the Directors shall require the affirmative vote of the holders of not lees than 66-2/3% of the Voting Stock then outstanding.

SECTION 2. Express Election Not to be Governed by Section 203.  The Corporation hereby expressly elects not to be governed, by the provisions of Section 203 of the Delaware General Corporation Law; provided, however, that nothing set forth herein shall affect the application of the definitions in clause (c) thereof, to the extent provided in Article II hereof.

ARTICLE XII

Liability and Indemnification

To the fullest extent permitted by the Delaware General Corporation Law, as the sane exists or may hereafter be amended (the “Delaware Law”), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person.  To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including Attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE XIII

Amendment of Corporate Documents

SECTION 1. Certificate of Incorporation.  In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of Common Stock or Preferred Stock, any alteration, amendment, repeal or rescission (any “Change”) of any provision of this Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority of the Voting Stock then outstanding; provided, however, that if any such Change relates to Articles II, VII, IX, X, XI and XIV hereof or this Article XIII, such Change must also be approved by the affirmative vote of the holders of not less than 66-2/3% of the shares of Voting Stock then outstanding.  Subject to the foregoing, the Corporation reserves the right to alter, amend, repeal or rescind any provision contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law.

SECTION 2. Bylaws.  The Board shall have the power to make, alter, amend, repeal or rescind the Bylaws of the Corporation.

ARTICLE XIV

Appraisal Rights

To the maximum extent permissible under Section 262 of the Delaware General Corporation Law, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any transaction described in Article XI involving the Corporation that requires the affirmative vote of the holders of not less than 66-2/3% of the Voting Stock then outstanding.

ARTICLE XV

Incorporator

The name and mailing address of the incorporator of the Corporation is:

Jacqueline N. Casper

c/o Corporation Service Company

1013 Center Road

Wilmington, Delaware 19805